Exhibit 10.42

PHARMERICA CORPORATION

SUMMARY OF 2008 LONG-TERM INCENTIVE PROGRAM

On March 10, 2008, the Compensation Committee adopted a 2008 long-term incentive program (the “LTIP”) under the PharMerica Corporation 2007 Omnibus Incentive Plan (the “Omnibus Plan”). The LTIP provides for performance-based annual cash awards, performance share units and non-qualified stock options to the Corporation’s Chief Executive Officer, executive officers, and certain other officers and employees of the Corporation. The LTIP advances the Corporation’s commitment to performance-based compensation practices by providing participants an opportunity to earn annual compensation upon achievement of certain pre-established long-term performance objectives. The LTIP also is designed to drive consistent growth of the Corporation over a multiple-year performance period.

Eligibility. The chief executive officer, the other executive officers and all employees in grades J through N are eligible to receive awards under the LTIP.

Performance Cycle. LTIP performance cycle begins on January 1, 2008 and ends on December 31, 2010.

Award Targets. The amount of the awards under the LTIP are based on individual participant bonus targets and company performance criteria. Individual participant bonus targets will be established by the Compensation Committee for each participant based upon the Compensation Committee’s determination of the appropriate bonus target amounts which will enable the Corporation to remain competitive and retain and recruit top employees.

The Compensation Committee established the bonus targets under the LTIP for the Corporation’s principal executive officer, principal financial officer and fiscal 2007 named executive officers as follows:

Executive	Title	Bonus Target
Gregory S. Weishar	Chief Executive Officer	200% of base salary
Michael J. Culotta	Executive Vice President & Chief Financial Officer	175% of base salary
Janice Rutkowski	Senior Vice President & Chief Clinical Officer	125% of base salary
Robert McKay	Senior Vice President of Sales and Marketing	100% of base salary
Thomas Caneris	Senior Vice President & General Counsel	140% of base salary

The LTIP awards are granted in the following amounts as a percentage of the bonus target: 50% non performance-based stock options, 25% performance share units and 25% performance-based cash awards.

On March 10, 2008, the Compensation Committee awarded non performance-based stock options under the LTIP for the Corporation’s principal executive officer, principal financial officer and fiscal 2007 named executive officers as follows:

Executive	Title	Stock Options (50% of Bonus Target)
Gregory S. Weishar	Chief Executive Officer	85,500
Michael J. Culotta	Executive Vice President & Chief Financial Officer	43,300
Janice Rutkowski	Senior Vice President & Chief Clinical Officer	19,500
Robert McKay	Senior Vice President of Sales and Marketing	19,800
Thomas Caneris	Senior Vice President & General Counsel	21,400

The Compensation Committee delegated authority to the Corporation’s Chief Executive Officer to determine the bonus targets for all other employees within the target ranges approved by the Compensation Committee. The Corporation’s Chief Executive Officer has the authority to make such combination of cash awards, stock options and performance share units as he deems appropriate under the circumstances, subject to certain limitations.

Performance Criteria. The LTIP performance criteria are tied to company performance. Company performance will be measured for purposes of the LTIP by comparing the Corporation’s EBITDA at the end of the performance cycle to a target end-of-performance cycle EBITDA set by the Committee.

Award Payouts. Award payouts are based on the percentage of the performance target achieved. Generally, the percentage of the award earned at the end of the performance cycle based on EBITDA shall be determined according to the following schedule; however the actual LTIP award payout will be interpolated between the percentages set forth in the chart based on actual results:

Performance Level	Payout Level
< 80% of Performance Target	0% of Award Target
80% of Performance Target	50% of Award Target
90% of Performance Target	75% of Award Target
100% of Performance Target	100% of Award Target
110% of Performance Target	140% of Award Target
120% of Performance Target	180% of Award Target
125% of Performance Target	200% of Award Target
> 125% of Performance Target	200% of Award Target

Payment of Awards. Stock and cash awards will be paid on a specific date by which the Compensation Committee reasonably expects that the Corporation’s EBITDA for the performance cycle on which the award was based will have been reported. The Corporation will make the payment of the LTIP awards to participants as soon as administratively practicable following the date of the award determination, but no later than March 15, 2011.

Vesting and Forfeiture. Recipients of LTIP awards generally must remain continuously employed by the Corporation until the date designated for payout under the applicable award agreement. Exceptions may be provided for termination of employment by reason of death, disability, retirement and change in control.

Other Terms & Provisions. Participants are not permitted to transfer LTIP awards, except by will or the laws of descent and distribution. The Corporation shall be entitled to withhold from any payments of awards under the LTIP or the Omnibus Plan any and all amounts required to be withheld for federal, state and local withholding taxes. The Committee shall have the discretion to change terms and conditions of LTIP awards as it deems necessary to ensure that the LTIP awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(c) of the Internal Revenue Code.